As filed with the Securities and Exchange Commission on May 22, 2000

                                                           Registration No. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                 SUMMIT BANCORP.
             (Exact name of registrant as specified in its charter)

        New Jersey                                    22-1903313
(State or other jurisdiction of              (I.R.S. Employer Identification
incorporation or organization)                Number)

      301 Carnegie Center, P.O. Box 2066, Princeton, New Jersey 08543-2066
          (Address of Principal Executive Offices)     (Zip Code)


                     SUMMIT BANCORP. SAVINGS INCENTIVE PLAN


                           Richard F. Ober, Jr., Esq.
             Executive Vice President, General Counsel and Secretary
                       301 Carnegie Center, P.O. Box 2066
                           Princeton, N.J. 08543-2066
                     (Name and address of agent for service)

                                 (609) 987-3430
          (Telephone number, including area code, of agent for service)

                         Calculation of Registration Fee

                         Calculation of Registration Fee

                                                   Proposed Maximum       Proposed Maximum
Title of Securities to          Amount to be      Offering Price Per      Aggregate Offering          Amount of
be Registered                    Registered              Unit(2)                Price(2)           Registration Fee(2)

Common Stock,                    400,000                   $26.28              $10,512,000               $2,776
 $ .80 par value
(and associated stock
purchase rights)(1)


Participation
Interests in Summit                 (3)                       (4)                   (4)                    (4)
Bancorp. Savings
Incentive Plan

(1) Prior to the occurrence of certain events, the stock purchase rights will not be evidenced separately from the common stock.
(2) Pursuant to Rule 457 (h)(1) based upon the average of the high and low prices of Summit Bancorp. common stock on May 17, 2000.
(3) Pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the above-referenced Plan.
(4)  Pursuant to Rule 457(h)(2) no additional fee is required.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Item 1.  Plan Information.

        Omitted as permitted by the Note to Part I of Form S-8.

Item 2.  Registrant Information and Employee Plan Annual Information.

        Omitted as permitted by the Note to Part I of Form S-8.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

        Summit Bancorp. ("Summit" or the "Company"), the Registrant, and the Summit Bancorp. Savings Incentive Plan (the "Plan") hereby incorporate by reference in this Registration Statement the following documents filed with the Securities and Exchange Commission (the "SEC"):

        (a) Summit's Annual Report on Form 10-K filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the "Exchange Act") for the fiscal year ended December 31, 1999;

        (b) Summit's Quarterly Report on Form 10-Q filed pursuant to Section 13(a) of the Exchange Act for the quarter ended March 31, 2000.

        (c) The description of the Common Stock of Summit contained in Summit's Registration Statement on Form 10 dated August 31, 1970 as supplemented by the
Registration  Statement  on Form 8-A filed  July 27,  1999,  filed  pursuant  to
Section 12(b) of the Exchange Act, including all amendments thereto and reports filed under the Exchange Act for the purpose of updating such description (File No. 1-6451); and

        (d) The Plan's Annual Report on Form 11-K filed pursuant to Section 15(d) of the Exchange Act for the fiscal year ended December 1, 1998.

        All  documents  filed by Summit  and the Plan with the SEC  pursuant  to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall likewise be deemed to be incorporated herein by reference and to be a part hereof from and as of the respective dates of filing of such documents.

Item 4.  Description of Securities.

         This item is not applicable inasmuch as the Summit Common Stock offered is registered under Section 12 of the Exchange Act and no description of the plan interests is required.

Item 5.  Interests of Named Experts and Counsel.

         The legality of the shares offered hereby is being passed upon for the Company by Richard F. Ober, Jr., Esq., who is employed as Executive Vice President, General Counsel and Secretary of Summit. As of May 4, 2000 Mr. Ober owned 57,215 shares of Common Stock and options to purchase 138,569 shares of Common Stock at a weighted average exercise price of $23.11.

        The consolidated financial statements of Summit and subsidiaries as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999, included in Summit's Annual Report on Form 10-K for the year ended December 31, 1999, incorporated by reference herein, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The financial statements of the Summit Bancorp. Savings Incentive Plan for the years ended December 31, 1998 and 1997 included in the Plan's Annual Report on Form 11-K for the fiscal year ended December 31, 1998, incorporated by reference herein, have been audited by KPMG LLP independent certified public accountants, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

Item 6.  Indemnification of Directors and Officers.

        With respect to the indemnification of directors and officers, Section 5 of Article IX of the By-Laws of the Company provides:

        Section 5. Indemnification and Insurance. (a) Each person who was or is made a party or is threatened to be made a party to or is involved in any proceeding, by reason of the fact that he or she is or was a corporate agent of the Corporation, whether the basis of such proceeding is alleged action in an official capacity as a corporate agent or in any other capacity while serving as a corporate agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the laws of the State of New Jersey as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expenses and liabilities in connection therewith and such indemnification shall continue as to a person who has ceased to be a corporate agent and shall inure to the benefit of such corporate agent's heirs, executors, administrators and other legal representatives; provided, however, that except as provided in Section 5(c) of this By-Law, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this By-Law shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition, such advances to be paid by the Corporation within 20 days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, that the advancement of counsel fees to a claimant other than a claimant who is or was a director or Executive Vice President or higher ranking officer of the Corporation shall be made only when the Board of Directors or the General Counsel of the Corporation determines that arrangements for counsel are satisfactory to the Corporation; and provided, further, that if the laws of the State of New Jersey so require, the payment of such expenses incurred by a corporate agent in such corporate agent's capacity as a corporate agent (and not in any other capacity in which service was or is rendered by such person while a corporate agent, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such corporate agent to repay all amounts so advanced if it shall ultimately be determined that such corporate agent is not entitled to be indemnified under this By-Law or otherwise.

        (b) To obtain indemnification under this By-Law, a claimant shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification pursuant to the first sentence of this Section 5(b), a determination, if required by applicable law, with respect to the claimant's entitlement thereto shall be made as follows: (1) if requested by a claimant who is or was a director of Executive Vice President or high ranking officers of this Corporation, by independent counsel (as hereinafter defined) in a written opinion to the Board of Directors, a copy of which shall be delivered to the claimant; or (2) if the claimant is not a person described in Section 5(b)(1) or is such a person and if no request is made by such a claimant for a determination by independent counsel, (A) by the Board of Directors by a majority vote of a quorum consisting of disinterested directors (as hereinafter defined), or (B) if a quorum of the Board of Directors consisting of disinterested directors is not obtainable or, even if obtainable, such quorum of disinterested directors so directs, by independent counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the claimant. In the event the determination of entitlement to indemnification is to be made by independent counsel at the request of the claimant, the independent counsel shall be selected by the Board of Directors and paid by the Corporation. If it is determined that the claimant is entitled to indemnification, payment to the claimant shall be made within 20 days after such determination.

        (c) If a claim under Section 5(a) of this By-Law is not paid in full by the Corporation within thirty days after a written claim pursuant to Section 5(b) of this By-Law has been received by the Corporation, the claimant may at anytime thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim, including attorney's fees. It shall be a defense to any such act (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the laws of the State of New Jersey for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors or independent counsel) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the claimant has met the applicable standard of conduct set forth in the laws of the State of New Jersey, not an actual determination by the Corporation (including its Board of Directors or independent counsel) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

        (d) If a determination shall have been made pursuant to Section 5(b) of this By-Law that the claimant is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to Section 5(c) of this By-Law.

        (e) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this By-Law shall not be exclusive of any other rights which any person may have or hereafter acquire under any statute, provisions of the Certificate of Incorporation, By-Laws, agreement, vote of shareholders or disinterested directors or otherwise. No repeal or modification of this By-Law shall in any way diminish or adversely affect the rights of any corporate agent of the Corporation hereunder in respect of any occurrence or matter arising prior to any such repeal or modification.

        (f) The Corporation may maintain insurance, at its expense, to protect itself and any corporate agent of the corporation or other enterprise against any expense or liability, whether or not the Corporation would have the power to indemnify such person against such expense or liability under the laws of the State of New Jersey.

        (g) If any provision or provisions of this By-Law shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality and enforce ability of the remaining provisions of this By-Law
(including, without limitation, each portion of any section of this By-Law containing any such provision held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this By-Law (including, without limitation, each such portion of any section of this By-Law containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

        (h) For purposes of this By-Law:

              (1) "disinterested director" means a director of the Corporation who is not and was not a party to or otherwise involved in the matter in respect of which indemnification is sought by the claimant.

              (2) "independent counsel" means a law firm, a member of a law firm, or an independent practitioner that is experienced in matters of corporation law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Corporation or the claimant in an action to determine the claimant's rights under this By-Law.

              (3) "corporate agent" means any person who is or was a director, officer, employee or agent of the Corporation or of any constituent corporation absorbed by the Corporation in a consolidation or merger and any person who is or was a director, officer, trustee, employee or agent of any subsidiary of the Corporation or of any other enterprise, serving as such at the request of this Corporation, or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee or agent;

              (4) "other enterprise" means any domestic or foreign corporation, other than the Corporation, and any partnership, joint venture, sole proprietorship, trust or other enterprise, whether or not for profit, served by a corporate agent;

              (5) "expenses" means reasonable costs, disbursements and counsel fees;

              (6) "liabilities" means amounts paid or incurred in satisfaction of settlements, judgements, fines and penalties;

              (7) "proceeding" means any pending, threatened or completed civil, criminal, administrative, legislative, investigative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding; and

              (8) References to "other enterprises" include employee benefit plans; references to "fines" include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the indemnifying corporation" include any service as a corporate agent which imposes duties on, or involves services by, the corporate agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acts in good faith and in a manner the person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interest of the corporation."

        (i) Any notice, request or other communication required or permitted to be given to the Corporation under this By-Law shall be in writing and either delivered in person or sent by facsimile, telex, telegram, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary of the Corporation and shall be effective only upon receipt by the Secretary.

        (j) This By-Law shall be implemented and construed to provide any corporate agent described above who is found to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation the maximum indemnification, advancement of expenses, and reimbursement for liabilities and expenses allowed by law.

        Such provision is consistent with Section 14A:3-5 of the Business Corporation Act of the State of New Jersey, the state of Summit's incorporation, which permits the indemnification of officers and directors, under certain circumstances and subject to specified limitations, against liability which any officer or director may incur in such capacity.

        Article 7 of Summit's Restated Certificate of Incorporation provides that:

        Except to the extent prohibited by law, no Director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders provided that a Director or officer shall not be relieved from liability for any breach of duty based upon an act or omission (a) in breach of such persons duty of loyalty to the Corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt of an improper personal benefit. Neither the amendment or repeal of this Article 7, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article 7, shall eliminate or reduce the effect of this
Article 7 in respect of any matter which occurred, or any cause of action, suit or claim which but for this Article 7 would have accrued or arisen, prior to such amendment, repeal or adoption.

        Summit carries officers' and directors' liability insurance policies which provide coverage against judgments, settlements and legal costs incurred because of actual or asserted acts of such officers and directors of Summit arising out of their duties as such, subject to certain exceptions, including, but not limited to, damages based upon illegal personal profits or adjudicated dishonesty of the person seeking indemnification. The policies provide coverage of $50,000,000 in the aggregate.

Item 7.  Exemption from Registration Claimed.
        Not Applicable.

Item 8.  Exhibits.

This Registration Statement includes the following exhibits:

5    Opinion of Richard F. Ober, Jr., Esq. regarding legality.

10   Summit Bancorp. Savings Incentive Plan.

23(a) Consent of Richard F. Ober, Jr., Esq. (included as part of Exhibit 5).

  (b) Consent of KPMG LLP (Summit).

  (c) Consent of KPMG LLP (the Plan).

24 Power of Attorney (contained on the signature pages to this Registration Statement).

Item 9.  Undertakings.

        The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

              (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

              (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

              (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

        (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, there unto duly authorized, in the Township of West Windsor and the State of New Jersey on this 18th day of May, 2000.

                          SUMMIT BANCORP.


                          By: /s/ T. Joseph Semrod
                                T. Joseph Semrod, Chairman of the
                                Board of Directors and Chief Executive Officer


                                POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints T. Joseph Semrod, William J. Healy and Richard F. Ober, Jr., and each of them, the undersigned's true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in the undersigned's name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the 18th day of May, 2000 by the following persons in the capacities indicated.

        Signatures                                Titles

/s/ T. Joseph Semrod                     Chairman of the Board
------------------------------           of Directors (Chief Executive Officer)
     T. Joseph Semrod

/s/ William J. Healy                     Executive Vice President-Finance
------------------------------           (Principal Financial Officer)
    William J. Healy

/s/ Paul V. Stahlin                      Senior Vice President and Comptroller
------------------------------           (Principal Accounting Officer)
     Paul V. Stahlin

/s/ Robert L. Boyle                      Director
------------------------------
     Robert L. Boyle

/s/ James C. Brady                       Director
------------------------------
     James C. Brady

        Signatures                                 Titles


/s/ John G. Collins                                Director
------------------------------
     John G. Collins

/s/ T.J. Dermot Dunphy                             Director
------------------------------
     T.J. Dermot Dunphy

/s/ Anne Evans Estabrook                           Director
------------------------------
     Anne Evans Estabrook

/s/ Elinor J. Ferdon                               Director
------------------------------
     Elinor J. Ferdon

                                                   Director
------------------------------
     William M. Freeman

/s/ Thomas H. Hamilton                             Director
------------------------------
     Thomas H. Hamilton

/s/ Arthur J. Kania                                Director
------------------------------
     Arthur J. Kania

/s/ Francis J. Mertz                               Director
------------------------------
     Francis J. Mertz

/s/ George L. Miles, Jr.                           Director
------------------------------
     George L. Miles, Jr.

/s/ William R. Miller                              Director
------------------------------
     William R. Miller

/s/ Raymond Silverstein                            Director
------------------------------
     Raymond Silverstein

/s/ Orin R. Smith                                  Director
------------------------------
     Orin R. Smith

/s/ Joseph  M. Tabak                               Director
------------------------------
     Joseph M. Tabak

/s/ Douglas G. Watson                              Director
------------------------------
    Douglas G. Watson

                                   SIGNATURES



Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of West Windsor, State of New Jersey, on the 18th day of May, 2000.






                                   Summit Bancorp. Savings Incentive Plan




                                   By:  /s/ Alfred M. D'Augusta
                                        Alfred M. D'Augusta
                                        Chairman, Benefits Committee
                                        Summit Bancorp.

        Pursuant  to  the   requirements   the  Securities  Act  of  1933,  this
Registration statement has been signed below on the 18th day of May, 2000 by the following persons in the capacities indicated.



/s/  Alfred M. D'Augusta
------------------------------
Alfred M. D'Augusta, Chairman and Member of Benefits  Committee



/s/  John G. Collins
------------------------------
John G. Collins, Member of Benefits Committee



/s/  William J. Healy
------------------------------
William J. Healy, Member of Benefits Committee



/s/  Richard F. Ober, Jr.
------------------------------
Richard F. Ober, Jr., Member of Benefits Committee



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



                                  EXHIBIT INDEX


Exhibit No.                        Description


         5       Opinion of Richard F. Ober, Jr., Esq. regarding legality.

        10       Summit Bancorp. Savings Incentive Plan.

        23(a)    Consent of Richard F. Ober, Jr., Esq. (included as part of
                 Exhibit 5).

          (b)    Consent of KPMG LLP (Summit).

          (c)    Consent of KPMG LLP (the Plan).

        24 Power of Attorney (contained on the signature pages to this Registration Statement).










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